NEWS RELEASE

Contact:	Roher Public Relations
Phillip Bergman, Vice President
(914) 238-2200, ext 302

Hyperdynamics Amends and Extends Certain Investor Warrants

Company Files Form 8-K Regarding Unregistered Securities

HOUSTON, April 12, 2007 - Hyperdynamics Corporation (AMEX: HDY) today announced that its board of directors has extended certain outstanding investor warrants for restricted common stock for two years from the original expiration dates and with amended terms.

The company will be individually contacting each investor affected by this amendment. The amendment extends the warrants, increases the strike price from $2 to $4 per common share and gives the company the ability to call the warrants after Hyperdynamics’ common stock has traded at a price exceeding $6 per share for five consecutive days. Approximately 90 warrants to purchase 3,471,783 shares of common stock with original expiration dates ranging from October 2006 to March 2007 were affected. These warrants now expire with dates ranging from October 2009 to March 2010 and upon exercise would raise an additional $13,887,132 in new capital for the company.

The company filed form 8-K with the U.S. Securities and Exchange Commission pertaining to recent issuance of unregistered securities today.

About Hyperdynamics
Hyperdynamics Corporation provides energy for the future by exploring and producing sources of energy worldwide. The company's internationally active oil and gas subsidiary, SCS Corporation, owns rights to explore and exploit significant acreage offshore the Republic of Guinea, West Africa. HYD Resources Corporation focuses on domestic production in proven areas. To find out more about Hyperdynamics Corporation, visit our Website at
www.hyperdynamics.com.

Forward Looking Statements
Statements in this news release are “forward looking” as defined by the U.S. Securities and Exchange Commission and are based on expectations, beliefs or projections that are subject to numerous risks and uncertainties. Investors are cautioned that these statements are not guarantees of future performance, and actual results could differ materially. Please refer to “Risk Factors” in the company's Form 10-K filed with the SEC.

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